Exhibit 99.4

Convenings Notice to an Extraordinary General Meeting

June 11, 2014 at 03:30 p.m. at the Company’s registered offices

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CNPJ/MF n.º 76.500.180/0001-32

NIRE n.º 41.3.0005081-3

A Publicly Listed Company

CONVENING NOTICE TO THE EXTRAORDINARY GENERAL MEETING

Shareholders of COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO (“Company”) are called to meet at Extraordinary General Meeting to be held on June 11, 2014 at 03:30 p.m. at the Company’s registered offices at BR 376, km 16.5, s/n, Bairro Barro Preto, São José dos Pinhais, State of Paraná, in the context of the transaction object of the Material Fact Statement published on January 27, 2014, to deliberate on the following matters comprising the agenda of the day:

(a)	to define the number of member that will comprise the Company’s Board of Directors, as per the Company’s management proposal;

(b)	to replace members of the Company’s Board of Directors, in accordance with the Company’s management proposal; and

(c)	to appoint the Chairman of the Company’s Board of Directors.

Pursuant to Article 8 of the Company’s Bylaws and Article 126 of Law 6.404/76, in order to take part in this extraordinary general meeting, the shareholder shall deposit with the Company’s registered offices prior to the date the meeting is held, as applicable to each said shareholder: (i) substantiating evidence issued by the financial depositary institution for the book entry shares in the shareholders’ ownership or held in custody; and (ii) power of attorney, duly in compliance with the law and the Company’s Bylaws, in the event of the shareholder’s representation by another shareholder, member of the Company’s management, attorney or financial institution, it being incumbent on the investment fund managers representing the fund participants for the attorney-in-fact to have been nominated at least 1 (one) year prior to the event. The presence of the shareholder or their proxy at the general meeting shall be contingent on documents substantiating his/her identity.

The Company requests those shareholders interested in participating in the general meeting forward a digitalized version of the power of attorney to the e-mail ri@providencia.com.br in order to allow better coordination of the work during the meeting. The dispatch of documents via e-mail does not exclude the need for submission of the proxy instrument, neither does it constitute a condition or requisite for participating in the general meeting, its purpose being solely to organize and accelerate the work involved.

The documents and proposals related to the matters on the agenda of the general meeting hereby convened are available to shareholders at the registered offices of the Company, at the Company’s Investor Relations website (http://www.providencia.com.br/ri) and at CVM’s website (www.cvm.gov.br).

São José dos Pinhais, May 26, 2014.

Renan Bergmann

Chairman of the Board of Directors